Exhibit 10.1
RELEASE AND NON-SOLICITATION AGREEMENT
     I, Michael J. Setola, certifying that I am of legal age and a resident of the State of New Jersey at 44 Sneider Road, Warren, NJ 07059, hereby enter into this Release and Non-Solicitation Agreement (the “Agreement”) with Oxford Industries, Inc. (“Oxford”). In consideration of Oxford’s payment of the compensation described below, I agree to the following:
1.
     (a) I acknowledge that my employment with Oxford ended on January 31, 2007 (the “Termination Date”). In consideration of my execution of this Agreement and the promises and agreements I have made herein, Oxford shall provide me with the compensation set forth at Paragraphs 1(a)(i) through 1(a)(iv) below and will allow the vesting of certain restricted stock as described at Paragraph l(a)(v) below, subject to the terms and conditions set forth in the Agreement:
          (i) Oxford will pay me the gross sum of Seven-Hundred Ninety-Five Thousand Dollars ($795,000), less all deductions and withholdings required under applicable federal, state and local laws. Such payment shall be made by check in twenty-six (26) equal installments of Thirty-Thousand Five-Hundred Seventy-Six and 92/100 Dollars ($30,576.92) each on a bi-weekly schedule over the fifty-two (52) week period following the Termination Date (the “Payment Period”); provided, however, that Oxford shall not be required to pay any installment prior to Oxford’s first normal payroll date that occurs at least seven (7) days after the date on which this Agreement becomes effective as provided in Section 15 below. Each installment check shall be payable to me and mailed to my address listed above.
          (ii) I will be eligible for a bonus award based on the “return on net assets” (“RONA”) component of the bonus (if any) that may become payable for my job level for Oxford’s 2007 fiscal year, calculated in accordance with the terms and conditions of Oxford’s annual bonus program as if I were a participating employee, but prorated for the number of days I was actually employed by Oxford during the 2007 fiscal year (which means the bonus amount attributable to the RONA component will be multiplied by the fraction 243/364). I acknowledge and agree that no bonus will be paid unless the applicable threshold RONA performance level for fiscal year 2007 is exceeded. My bonus award (if any) will not include, and I will not be eligible for, any “individual” performance component of bonus. The payment of the bonus award (if any) will be made by check payable to me and mailed to my address listed above at or about the time bonus award payments are made in the ordinary course to employees participating in Oxford’s fiscal 2007 bonus program, and will be subject to all deductions and withholdings required under applicable federal, state and local laws.
          (iii) For each calendar month during the Payment Period, Oxford will pay on my behalf Seven-Hundred Fifty Dollars ($750) of the monthly premium for continuation, in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), of my medical coverage under Oxford’s Medical Plan; provided, however, that such payments by Oxford shall not exceed a total of Nine-Thousand Dollars ($9,000) in the aggregate over the course of the Payment Period. As a condition to such payments by Oxford, I must make a timely COBRA election and pay the balance of the monthly COBRA premium myself in a timely manner. Notwithstanding the foregoing, Oxford’s obligations to pay such portion of my COBRA premium during the Payment Period will cease immediately if I become eligible for medical coverage under another employer’s benefit plans.
          (iv) Additionally, for each calendar month during the Payment Period, Oxford will pay on my behalf the monthly premium for continuation, in accordance with COBRA, of my medical coverage under Oxford’s Executive Medical Plan. As a condition to such payments by Oxford, I must make a timely COBRA election. Notwithstanding the foregoing, Oxford’s obligations to pay such COBRA premium for Executive Medical Plan coverage during the Payment Period will cease immediately if I become eligible for medical coverage under another employer’s benefit plans.
          (v) The Company shall waive and remove the otherwise applicable forfeiture restrictions with respect to, and thereby shall accelerate the vesting of, 4,500 restricted shares of Oxford’s common stock that were granted to me on August 15, 2005 and 2,001 restricted shares of Oxford’s common stock that were granted to me on August 3, 2006, such grants having been made under Performance Share Award Agreements dated January 10, 2005 and August 25, 2005, respectively, pursuant to Oxford’s Long-Term Stock Inventive Plan. The effective date of such vesting of such restricted shares shall be the date that occurs fourteen (14) days after the end of the 7-day revocation period described at Section 15 below.
     (b) I acknowledge and agree that I am solely responsible for any and all federal, state and local taxes payable in connection with payments and benefits hereunder.
     (c) I acknowledge that, should I fail or refuse to enter into this Agreement, or should I choose to revoke this Agreement pursuant to Section 15 below, all obligations of Oxford set forth herein shall be entirely null, void and of no effect, and I shall not be entitled to any of the payments, benefits or undertakings listed in Section 1 (a) above.
     (d) I acknowledge and agree that any violation of any provision of this Agreement (including without limitation Sections 2, 3, 6 or 7 hereof) or of Oxford’s Conflict of Interest and Business Ethics Policy (which is incorporated herein by reference) shall constitute a breach of this Agreement and, in the event of a breach, Oxford’s obligation to make any payments under Section 1 (a) hereof shall cease immediately and Oxford may pursue all remedies available to it.
2.
     I hereby acknowledge that my employment relationship with Oxford has been terminated as of the Termination Date. I do not question the legality of the termination of my employment, and I acknowledge and agree that I am hereby forever waiving all rights to do so. I acknowledge and agree that I am not owed any compensation, benefits and/or damages other than (i) payment of the consideration described in Section 1 (a) above, which consideration shall be owed to me only in the event that I meet the terms and conditions of this Agreement, and (ii) reimbursement owed to me in accordance with Oxford’s T&E policies for travel and entertainment costs reasonably incurred by me on Oxford’s behalf in the ordinary course of Oxford’s business prior to the Termination Date, and subject to my prompt submission to Oxford of all required T&E reimbursement request forms and accompanying documentation. I acknowledge and agree that I have received (or by this Agreement I am receiving) all compensation and benefits related to my employment with Oxford, including, but not limited to, salary, bonuses and severance benefits, to which I was or may be entitled under any applicable law, contract or Oxford policy. Should I be found, judicially or otherwise, to be entitled to any further amount, I acknowledge and agree that Oxford’s promise of the consideration set forth at Section l(a) hereof constitutes the full and final satisfaction of any and all such undisclosed or unknown claims. My intention herein is to absolutely and forever absolve Oxford of all liability arising from my employment and the termination thereof.
3.
     In consideration of Oxford’s promise pursuant to the terms and conditions of this Agreement to pay the amounts set forth at Paragraphs l(a)(i) through l(a)(iv) above and to allow the vesting of certain restricted stock as described at Paragraph l(a)(v) above, I hereby knowingly and voluntarily release, waive, and forever discharge, both jointly and severally, Oxford and all of its subsidiaries, divisions and affiliates (without regard to whether the existence of such entities is now known to me and wherever such entities are located) and all of their respective officers, directors, employees, shareholders, servants, agents and attorneys, in their official and individual capacities, together with their predecessors, successors and/or assigns (hereinafter collectively referred to as the “Releasees”), from any and all claims, complaints, actions, causes of action, suits, debts, damages, judgments, expenses, fees (including without limitation attorneys’ fees and expenses) and/or demands whatsoever, in law or in equity, in any jurisdiction wherever located in the world (hereinafter collectively referred to as “claims”), whether known or unknown to me, which I ever had, now have or may in the future have against a Releasee arising out of my employment with Oxford and/or the termination thereof. The claims released herein specifically include, but are not limited to, any claims which arise by reason of, are in any way connected with, are or may be based in whole or in part on, do or may arise out of, or are or may be related to or with: (i) my employment relationship with Oxford and/or the termination of that relationship; (ii) any local, state or national fair employment practices acts; (iii) any alleged breach of duty and/or implied covenant of good faith and fair dealing; (iv) any alleged interference with and/or breach of contract (express or implied, in fact or in law, oral or written); (v) any alleged retaliatory or wrongful discharge of any kind; (vi) any alleged intentional or negligent infliction of emotional distress or mental anguish; (vii) any alleged outrageous conduct; (viii) any alleged interference with business relationships, contractual relationships or employment relationships of any kind; (ix) any alleged breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander or tortious conduct of any kind; (x) the Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; (xi) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, el seq.; (xii) the Civil Rights Act of 1991, Pub. L. No. 102- 166, 105 Stat. 1071; (xiii) the Age Discrimination in Employment Act, 29 U.S.C. § 621, el seq., as amended by the Older Workers Benefit Protection Act; (xiv) the National Labor Relations Act, 29 U.S.C. § 151 el seq.; (xv) any state, federal or local handicap or disability discrimination law or act, including, without limitation, the Americans with Disabilities Act of 1990; 42 U .S.C. § 12101 , el seq.; (xvi) any state, federal or local family and medical leave act including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2612; (xvii) any alleged damages suffered at any time after the date of this Agreement by reason of the effects or continued effects of any alleged or actual discriminatory or wrongful acts which occurred on or before the date of the execution of this Agreement; (xviii) the Worker Adjustment and Retraining Notification Act; (xiv) any other statute, regulation, rule or ordinance of any jurisdiction, wherever located; and (xv) any promises, understandings or agreements between me, on the one hand, and Oxford or any of its subsidiaries, affiliates or divisions, on the other hand, including without limitation that certain offer letter dated November 6, 2003 addressed to me from J. Hicks Lanier on behalf of Oxford.
4.
     Without limiting the generality of the foregoing, I hereby acknowledge and covenant that, in consideration of Oxford’s promise pursuant to the terms and conditions of this Agreement to pay the amounts set forth at Paragraphs 1(a)(i) through 1(a)(iv) above and to allow the vesting of certain restricted stock as described at Paragraph 1(a)(v) above, I have knowingly and voluntarily relinquished, waived and forever released any and all rights and remedies which might otherwise be available to me in connection with my employment and the termination thereof including, without limitation, claims for statutory, contract or tort remedies and damages of any type with respect to compensation, emotional distress or pain and suffering damages, punitive or exemplary damages, lost benefits of any kind (including, without limitation, long-term care, employee assistance, life insurance, sick pay or severance pay), reinstatement to a position of employment or re-employment with Oxford, or recovery of attorneys’ fees, costs, expenses of any kind. It is understood and agreed that the waiver of benefits contained in the preceding sentence does not include the waiver of (i) vested, nonforfeitable benefits (if any) under a 401(k) plan, (ii) benefits to which I am or may become entitled under COBRA, (iii) my rights to exercise within thirty (30) calendar days after the Termination Date the vested and exercisable portion of the option granted to me pursuant to that certain Oxford Industries, Inc. Non-Qualified Stock Option Agreement between me and Oxford dated November 17, 2003 (the “Option Agreement”), subject to the terms and conditions of the Option Agreement, or (iv) my rights to enforce the terms of this Agreement. I further acknowledge that I am not entitled to reemployment or reinstatement to active employment with Oxford now or in the future.
5.
     I hereby acknowledge and agree that I have been advised, in writing, to consult with an attorney of my choice before signing this Agreement and, regardless of whether I chose to consult with an attorney, I have carefully reviewed, studied and thought over the terms of this Agreement and that all questions concerning this Agreement have been answered to my satisfaction. I further acknowledge and agree that I have been given a period of at least twenty-one (21) days within which to consider this Agreement before executing it, and, during that period of time, have had the opportunity to consider and reflect upon the terms of this Agreement before signing or executing it, that I knowingly and voluntarily entered into and executed this Agreement after deliberate consideration and opportunity to negotiate concerning all of its terms and provisions, that I was not coerced, pressured, or forced in any way by Oxford or anyone else to accept the terms of this Agreement, and that the decision to accept the terms of this Agreement was entirely my own after careful deliberation and consideration. I also acknowledge and agree that I fully understand that I may be giving up certain legal rights by entering into this Agreement. I also acknowledge and agree that no promise or inducement to enter into and execute this Agreement has been offered or made except as herein set forth.
6.
     I agree not to make any disparaging or derogatory comments to any person(s) about Oxford or any of its subsidiaries, divisions or businesses, or about any of their respective employees, officers, products, documents, facilities, policies, practices and/or processes.

7.
     (a) As used in this Section 7, the following terms when capitalized shall have the following corresponding meanings:
(i) “Company” means Oxford Industries, Inc. and its direct and indirect subsidiaries and affiliated entities throughout the world.
(ii) “Confidential Information” means information relating to Company’s customers, vendors, suppliers, operations, finances or business in any form that derives value from not being generally known to other persons or entities, including, but not limited to, business strategies and tactics, technical or non-technical data, customer purchasing practices and preferences, sourcing practices and strategies, financial data (including without limitation sales forecasts, sales histories, business plans, budgets and other forecasts), lists of actual or potential customers or vendors (including identifying information about customers), compilations (including compilations of customer information), programs (including computer programs and models), devices (including apparel manufacturing equipment), methods (including aesthetic and functional design and manufacturing methods), techniques, formulas, patterns, and processes, whether or not reduced to writing. Confidential Information includes not only written information, but information transferred orally, visually, electronically, or by any other means. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but such information not constituting a trade secret shall be treated as Confidential Information under this Agreement for only a three year period after the Termination Date. Notwithstanding the foregoing, Confidential Information shall not include, and I shall not be restricted from disclosing or using, any information I can demonstrate (i) is or becomes generally available to the public other than as a result of a disclosure or use by me, (ii) was available to me on a non-confidential basis prior to its disclosure to me by the Company, or (iii) becomes available to me on a non-confidential basis from a source other than the Company, provided, however, that such source was not bound by a confidentiality obligation to the Company or was not otherwise prohibited from transmitting such information to me.
(iii) “Products” mean apparel products for men, apparel products for women, and apparel products for children.
(iv) “Vendor” means a vendor or supplier of Company anywhere in the world that, at any time during the two year period before the Termination Date, (A) I had contact with on behalf of Company or (B) I possessed or learned Confidential Information about or in connection with.
(v) “Territory” means United States, Canada and the United Kingdom.
     (b) For a period of one year after the Termination Date, I shall not directly or indirectly solicit any Vendor for the purpose of obtaining in, or importing into, the Territory, directly or indirectly, any goods or services of a type that, at any time during the two year period prior to the Termination Date, Company had ordered or obtained from that Vendor for resale by Company in the Territory or Company had used in connection with any Products sold, offered for sale or planned for sale by Company in the Territory if (i) such solicitation, or the Vendor’s performance in connection with any order or contract that may result from such solicitation, would in any materially adverse way affect Oxford or its rights or ability to obtain goods or services, or (ii) such solicitation involves or results in the use or disclosure of Confidential Information.
     (c) For a period of one year following the Termination Date, I shall not directly or indirectly solicit for employment with another person or entity any Company employee who was a Company employee as of the Termination Date and with whom I had contact at any time during the two year period prior to the Termination Date, unless I have first obtained Oxford’s written consent for such solicitation (which written consent Oxford may withhold in its reasonable discretion).
     (d) I acknowledge and agree that I shall hold all Confidential Information in trust solely for Company’s benefit. Neither I nor any of my agents or representatives shall directly or indirectly disclose or use Confidential Information other than such disclosure or use as may be required by law, unless I have first obtained Oxford’s written consent for such disclosure or use (which written consent Oxford may withhold in its sole discretion). Confidential Information (other than a “trade secret” as described in the next sentence hereof) shall be subject to the foregoing obligations of non-use and non-disclosure for a period of three (3) years following the Termination Date. Confidential Information which constitutes a “trade secret” under applicable law shall be subject to the foregoing obligations of non-use and non-disclosure for as long as the information remains a trade secret under applicable law.
     (e) I acknowledge and agree that the obligations and restrictions set forth in this Section 7 are reasonable, fair and not unduly burdensome to me, particularly in light of the access I had to Confidential Information during my employment and Company’s legitimate need to protect its Confidential Information and other business interests.
     (f) For a period of one year after the Termination Date, I shall, before accepting employment with another employer, inform such prospective employer of my obligations under this Section 7 and provide such prospective employer with a copy of this Section 7 and, upon accepting any employment with another employer, I shall promptly provide Company with such employer’s name and address.
8.
     I agree to answer questions and provide other assistance reasonably requested by Oxford from time-to-time during the Payment Period with respect to matters related to my employment with Oxford.
9.
     I hereby agree to return immediately to Oxford, to a place or to a person as directed by Oxford, all Oxford property and/or information, including, but not limited to, any and all reports, documents, samples, products, cellular telephones, personal digital assistants (i.e., “PDAs”), credit cards, telephone calling cards, and/or computer software and equipment.

10.
     This Agreement constitutes the entire agreement between Oxford and me pertaining to the subjects contained in it and supersedes any and all prior and/or contemporaneous agreements, representations or understandings, written or oral. It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever, except in writing duly executed by me and the Chief Executive Officer of Oxford. This Agreement is intended to resolve fully, completely and forever all issues, claims or other matters whether known or unknown that I have against Oxford based upon events, omissions or acts occurring prior to or up to the moment of its execution as well as all other issues or claims in any way arising out of or connected with my employment with Oxford.
11.
     Notwithstanding any other provisions of this Agreement, no term or provision of this Agreement is to be interpreted as waiving or releasing any prospective claims based upon acts, omissions, or events occurring after its execution.
12.
     All terms of this Agreement shall inure to the benefit of my heirs, executors, administrators and beneficiaries, and shall be binding upon me and my heirs, executors, administrators, assigns, successors, beneficiaries, employees and agents, and all other persons asserting claims by, on behalf of or through me based or founded upon any of the claims released herein. All terms of this Agreement shall inure to the benefit of Oxford and its predecessors, successors and assigns, and shall be binding upon Oxford and its successor and assigns.
13.
     This Agreement is made and entered into in the State of New Jersey in the United States of America and shall in all respects be interpreted, enforced and governed by the laws of the State of New Jersey. The provisions of this Agreement are severable, and, should any provision or provisions hereof be found unenforceable, the other provisions shall remain fully valid and enforceable.

14.
     This Agreement shall not be construed in any way as an admission by Oxford of any liability or wrongdoing whatsoever. Likewise, this Agreement shall not be construed in any way as an admission by me of any misconduct or impropriety.
15.
     I understand that, to accept this Agreement, I must sign it and date it in the spaces provided and, within twenty-one (21) days after the date I received it, deliver it to Oxford at the following address: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, Attention: J. Hicks Lanier. I understand that, for a period of up to and including seven (7) days after the date I sign this Agreement, I may revoke it entirely. No rights or obligations contained in this Agreement shall become enforceable before the end of the 7-day revocation period. I understand that if I decide to revoke this Agreement, I must deliver a signed notice of revocation on or before the last day of this 7-day period to Oxford at the following address: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, Attention: J. Hicks Lanier. Upon delivery of a timely notice of revocation, this Agreement shall be canceled and void, and neither I nor Oxford shall have any rights or obligations arising under it. Time is of the essence as it pertains to this Section 15.
BY SIGNING BELOW I ACKNOWLEDGE AND AGREE THAT I HAVE READ AND UNDERSTAND THIS AGREEMENT, AND THAT I HAVE SIGNED THIS AGREEMENT VOLUNTARILY FOR THE PURPOSE OF RECEIVING ADDITIONAL COMPENSATION FROM OXFORD BEYOND THAT TO WHICH I AM OTHERWISE ENTITLED IF I DO NOT SIGN AND ABIDE BY IT.

Michael J. Setola

2/2/07

Date

Sworn to and subscribed before me in the city of Naples, FL this 2nd day of February, 2001.

Deborah Barth

Notary Public

My commission expires:	Jan 6, 2009

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